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Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-30782) pertaining to The Investment-Incentive Plan for John Hancock Employees and the John Hancock Savings and Investment Plan of John Hancock Financial Services, Inc., and in the Registration Statement (Form S-8
No. 333-30718) pertaining to the John Hancock Financial Services, Inc. Long-Term Stock Incentive Plan of our report dated February 3, 2000 with respect to the consolidated financial statements of John Hancock Financial Services, Inc. (formerly known as John Hancock Mutual Life Insurance Company and subsidiaries) included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

                                         /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 24, 2000